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Brinker International

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BRINKER INTERNATIONAL ADDS MICHAEL A. GEORGE AND WILLIAM T. GILES TO BOARD OF DIRECTORS

DALLAS (March 4, 2013) - Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, announces the election of Michael A. George and William T. Giles to the company's Board of Directors.

Michael George currently serves as President and Chief Executive Officer of QVC, the world's leading video and e-commerce retailer, and sits on the public board of Liberty Interactive Corporation, the parent company of QVC. Prior to his role with QVC, George was Chief Marketing Officer and Vice President and General Manger of U.S. Consumer Business for Dell, Inc.

William Giles is Chief Financial Officer and Executive Vice President for Finance, Information Technology and ALLDATA at Autozone Inc. Before joining Autozone, Giles served in several financial positions with increasing responsibility during his 15-year tenure at Linens N' Things.

"Both Mike and Bill bring a wealth of knowledge from their areas of focus, including brand strategy and financial acumen," said Doug Brooks, Chairman of the Board for Brinker International. "Mike's extensive marketing and retail background provides him a unique insight into how our brands can better engage our guests. And Bill's more than 30 years of financial proficiency and business leadership will strengthen our strategy to move the business forward."

Brinker currently owns, operates, or franchises 1,593 restaurants under the names Chili's® Grill & Bar (1,549 restaurants) and Maggiano's Little Italy® (44 restaurants). Brinker also holds a minority stake in Romano's Macaroni Grill®. For more information, visit www.brinker.com.

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